United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2007

Hercules Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-00496	51-0023450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001
(Address of principal executive offices) (Zip Code)

(302) 594-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On January 16, 2007, Hercules Incorporated (“Hercules” or the “Company”) entered into long-term service agreements with (1) Genpact International (“Genpact”) and (2) HCL America Inc. and HCL Technologies Limited (collectively “HCL”). The Company has engaged these vendors to provide certain business support services on a global basis in the functional areas of information technology, order and cash processing, including accounts receivable, accounts payable and certain parts of customer service and procurement, and selected activities in the business analysis and general accounting areas of finance. The procurement of these services and the related reduction in force with respect to Hercules employees is a part of Hercules’ previously disclosed plans for the Business Infrastructure Project described in the Company’s 2005 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed during 2006. The goal of the Business Infrastructure Project is primarily to realign the Company’s support organization such that a substantial proportion of the underlying costs become more variable in nature. These agreements should allow the Company greater flexibility to scale the level of support resources required in response to changing business demands as well as provide access to larger service organizations that can provide a greater depth and breadth of services.

The agreement with Genpact encompasses those services in the order and cash processing and finance functions noted above. In addition, Genpact will provide application development and maintenance and other information technology products and services. Included in the information technology services component of the Genpact agreement are activities associated with the Company’s planned technical and functional upgrades of its primary information technology platform. The agreement with HCL encompasses the provision of information technology infrastructure and other information technology products and services.

Both the Genpact and HCL agreements are effective through 2012 with rights for the Company to extend for up to an additional two years. The terms of the agreements include a fixed annual fee based on a service price listing for individual services within the functional areas described above. The agreements provide for annual cost adjustments, as well as other adjustments based on productivity, service quality and performance benchmarks. The agreements may be cancelled prior to the end of the term for a termination fee. The combined commitment for the agreements is $8.5 million for 2007, $11.6 million for 2008 and approximately $11.0 million per year thereafter.

Item 2.05      Costs Associated with Exit or Disposal Activities.

In connection with the actions described in Item 1.01 above and consistent with the Company’s previously described Business Infrastructure Project, the Company plans to eliminate approximately 200 positions worldwide resulting in a commitment to provide approximately $13.6 million in severance and termination benefits as well as completion bonuses contingent upon the successful transition of job functions and responsibilities to the service providers. The plans impact a number of business and corporate functional areas and contemplate individual targets, milestones and scheduling over the next two years. The majority of the actions are expected to occur during the first nine months of 2007. Accordingly, the aforementioned charges will be accrued as incurred over the various functional project timelines through the individual dates of completion at which time cash payments for termination benefits and other compensation will begin to be paid to the affected employees. As a result of these actions, the Company expects to realize approximately $6 million in annual savings net of the anticipated cost of the services to be provided as described in Item 1.01 above.

This current report on Form 8-K includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to execute productivity improvements and reduce costs; economic and competitive uncertainties; changes in strategies; risks in transitioning business support activities, job functions and responsibilities to service providers; business climate; business performance; changes in generally accepted accounting principles; adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the impact of increased accruals and reserves for such exposures, and the outcome of litigation and appeals, including the inability to obtain judicial review of adverse litigation results; and adverse changes in economic and political climates around the world. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 18, 2007	By:	HERCULES INCORPORATED

/s/ Allen A. Spizzo
Allen A. Spizzo
Vice President and Chief Financial Officer